                                                                       Exhibit 2
                                                                       ---------

                            STOCKHOLDERS AGREEMENT


                                 by and among


                           PAMECO ACQUISITION, INC.,


                           LITTLEJOHN FUND II, L.P.

                                      and

                         QUILVEST AMERICAN EQUITY LTD.

                                  dated as of


                                 March 6, 2001

                               TABLE OF CONTENTS
                               -----------------

                                                                                          Page
                                                                                          ----
1.    Certain Matters Relating to Newco and the Merger..................................     2
2.    Agreements to Vote; Irrevocable Proxy.............................................     4
3.    Transfers of Securities...........................................................     5
4.    Participation Rights..............................................................     6
5.    Joinder Requirements..............................................................     7
6.    Composition, Nomination and Election of Board.....................................     8
7.    Stock Splits......................................................................     9
8.    Representations and Warranties of Littlejohn......................................     9
9.    Representations and Warranties of Quilvest........................................    10
10.   Representations and Warranties of Newco...........................................    10
11.   Termination; Securities Free from Agreement.......................................    11
12.   Expenses..........................................................................    12
13.   Fees..............................................................................    12
14.   Certain Covenants.................................................................    13
15.   Financial Reports and Information.................................................    14
16.   Transaction with Affiliates.......................................................    14
17.   Legend and Stop Transfer Instructions.............................................    14
18.   Survival of Representations and Warranties........................................    14
19.   Notices...........................................................................    14
20.   Entire Agreement; Amendment.......................................................    16
21.   Successors and Assigns............................................................    16
22.   Governing Law; Consent to Jurisdiction............................................    17
23.   Injunctive Relief.................................................................    17
24.   Counterparts; Facsimile Signatures................................................    17
25.   Severability......................................................................    17
26.   Further Assurances................................................................    17
27.   No Third Party Beneficiaries; No Partnership or Fiduciary Relationship............    17
28.   Legal Expenses....................................................................    18
29.   Interpretation....................................................................    18
30.   Effectiveness; and Termination of Prior Agreements................................    18

Appendix A     -       Certain Defined Terms
Exhibit A      -       Newco By-laws
Exhibit B      -       Form of Merger Agreement
Exhibit C      -       Form of Irrevocable Proxy
Schedule 1     -       Ownership of Securities and Newco Common Stock

                             STOCKHOLDERS AGREEMENT


          This STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of March 6, 2001, by and among Littlejohn Fund, II, L.P., a Delaware limited partnership ("Littlejohn"), Quilvest American Equity Ltd. a British Virgin Islands company ("Quilvest" and Littlejohn are sometimes hereinafter referred to, individually, as a "Stockholder" and, collectively, as the "Stockholders"), and Pameco Acquisition, Inc., a Delaware corporation ("Newco").

                             W I T N E S S E T H:
                             -------------------

          WHEREAS, the Stockholders are proposing to acquire all of the issued and outstanding Common Stock, par value $.01 per share, of Pameco Corporation, a Delaware corporation (the "Company"), through the formation of Newco and the merger of Newco with and into the Company (the "Merger") pursuant to that certain Merger Agreement dated as of the date hereof (the "Merger Agreement"), between Newco and the Company;

          WHEREAS, the parties desire to enter into this Agreement providing for, among other things, the organization and capitalization of Newco, certain restrictions on the transfer of the capital stock of Newco and, upon the effective time of the Merger (the "Effective Time"), the Company, the voting of the capital stock of Newco and, upon the Effective Time, the Company, and the composition of the boards of directors of Newco and, upon the Effective Time, the Company;

          WHEREAS, the parties desire that, except as expressly provided herein, upon the Effective Time, this Agreement shall be deemed to supersede, replace and terminate that certain Shareholders Agreement, dated February 18, 2000, among the Stockholders, the Company and Willem F.P. de Vogel (the "Original Shareholders Agreement"), and shall terminate that certain Registration Rights Agreement among the Stockholders and the Company (the "Registration Rights Agreement");

          WHEREAS, it is the intention of the parties hereto and Willem F.P. de Vogel that, upon the Effective Time and the replacement and termination of the Original Shareholders Agreement, Willem F.P. de Vogel, individually, shall have no further rights or obligations under the Original Shareholders Agreement, except to the extent a right or obligation referred to therein expressly by its terms survives the termination of the Original Shareholders Agreement; and

          WHEREAS, as used in this Agreement, the terms set forth in Appendix A have the meanings set forth therein (such meanings to be equally applicable to both the singular and plural forms of the terms defined);

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other, good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto, hereby agree as follows:

     1.   Certain Matters Relating to Newco and the Merger.
          ------------------------------------------------

          1.1.  Formation and Capitalization. The Stockholders have caused Newco
                ----------------------------
to be formed as a Delaware corporation by the filing of a Certificate of Incorporation with the Delaware Secretary of State on March 1, 2001 and, on such date, Littlejohn has contributed $4,000.00 in cash in exchange for eight shares of Newco Common Stock and Quilvest has contributed $1,000.00 in cash in exchange for two shares of Newco Common Stock. Immediately prior to the Effective Time, Littlejohn shall contribute to Newco as an additional capital contribution to Newco an amount in cash equal to 80% of the Merger Consideration (as defined in the Merger Agreement), and Quilvest shall contribute to Newco as an additional capital contribution to Newco an amount in cash equal to 20% of the Merger Consideration. The by-laws of Newco shall be as set forth in Exhibit A hereto.

          1.2.  Directors of Newco. The board of directors of Newco (the "Newco
                ------------------
Board") shall consist of four directors, three of which shall be nominated by Littlejohn and one of which shall be nominated by Quilvest. Angus C. Littlejohn, Jr., Michael I. Klein and Edmund J. Feeley shall be the initial nominees of Littlejohn, and Willem F.P. de Vogel shall be the initial nominee of Quilvest. By execution of this Agreement, each of Littlejohn and Quilvest hereby votes their shares of Newco Common Stock in favor of the foregoing four director nominees. If there shall occur a vacancy for any reason, whether by resignation, removal or otherwise, in the position of any director who was nominated by a particular Stockholder pursuant to this Agreement, then the Stockholder who originally nominated such director shall be entitled to nominate such director's successor, and the Stockholders shall promptly take such action, including removing such Stockholder's nominee(s) for director(s), if any, so as to cause the successor director(s) to be duly elected or appointed. No Stockholder shall take any action, or permit any director nominated by it to take any action, to remove a director which was nominated by another Stockholder without the prior written consent of such other Stockholder. Any person nominated to serve as a director by a Stockholder may be removed from such position, with or without cause, only by the Stockholder nominating such director, and the other Stockholders shall promptly take such action, including causing such Stockholder's nominee(s) for director(s), if any, to take such action, as may be requested by the Stockholder who nominated the director(s) sought to be removed, to duly and properly effect the removal of such director(s) from such position.

          1.3.  The Merger. (i) Each Stockholder hereby approves and adopts the
                ----------
Merger Agreement in substantially the form attached hereto as Exhibit B, and approves and adopts any amendments, supplements or modifications thereto that the Newco Board may approve from time to time; provided that the approval of the director nominated by Quilvest is a prerequisite to approval of any amendment, supplement or modification to the Merger

Agreement which has the effect of treating Quilvest differently from Littlejohn in their respective capacities as stockholders of Newco. Each Stockholder covenants to the other that the Transaction Statement on Schedule 13E-3 to be prepared and filed by them in connection with the Merger (the "Schedule 13E-3"), at the time it is filed with the Commission or mailed to the Company's stockholders, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, no representation or warranty is deemed made by such Stockholder with respect to information supplied by the Company or any other Stockholder for use in preparing the Schedule 13E-3 or any such Schedule 13E-3 amendment. Such Stockholder will provide the other Stockholders who are members of the "group" (within the meaning of the Exchange Act) filing such Schedule 13E-3 with a reasonable opportunity to review and comment on the original
Schedule 13E-3 and on any proposed Schedule 13E-3 amendment prior to filing such with the Commission (subject to any requirements of law to file promptly), will provide such other Stockholders with a copy of all such filings made with the Commission and will notify such other Stockholders as promptly as practicable after the receipt of any comments or any request for additional information from the Commission or its staff and, upon request of any such other Stockholder, will supply each of them and their legal counsel with copies of all correspondence between it or any of its representatives, on the one hand, and the Commission, its staff or any state securities administrators, on the other hand. Such Stockholder further agrees to promptly notify the other Stockholders after becoming aware that any information provided by it for inclusion in the
Schedule 13E-3 contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          1.4. Transfer of Newco Common Stock. Neither Stockholder shall
               ------------------------------
transfer, sell, offer to sell, assign, pledge or encumber, whether directly, indirectly, by contract, by operation of law or otherwise, any shares of Newco Common Stock, except to an Affiliate of such Stockholder who executes an instrument agreeing to be bound by the terms and conditions of this Agreement as a Stockholder. The provisions of this Section 1.4 shall automatically terminate and be of no further force or effect upon the Effective Time.

          1.5. Dissolution of Newco. If the Merger Agreement shall terminate in
               --------------------
accordance with its terms as in effect from time to time, each Stockholder hereby agrees to take such actions as are necessary or appropriate to dissolve and liquidate Newco, including executing, delivering and filing such documents, agreements and instruments as are necessary or appropriate to dissolve and liquidate Newco.

          1.6. Post Merger Ownership: It is the intention of Littlejohn and
               ---------------------
Quilvest that immediately following consummation of the Merger, each of Littlejohn and Quilvest shall own that percentage of the equity of the surviving company (computed on a common stock equivalent basis, assuming conversion of all Preferred Stock (the "Common

Equivalent Basis")) (the "Equity") equal to the amount that the aggregate amount invested by such party in the Company to acquire the Preferred Stock plus an amount equal to the accrued and unpaid dividends on the Preferred Stock held by such party through the day immediately preceding the Effective Time plus the amounts invested in Newco by such party (collectively, the "Investment Amount") bears to the aggregate Investment Amount of both parties.

     2.   Agreements to Vote; Irrevocable Proxy.
          -------------------------------------

          2.1. Agreement to Vote on All Matters. Quilvest hereby agrees that at
               --------------------------------
any meeting or vote of the stockholders of the Company to be held after the Effective Time, however called, it shall vote all Securities which are entitled by the DGCL, the Certificate of Incorporation or the Bylaws to be voted ("Voting Securities") which are beneficially owned by it in accordance with written instructions which it reasonably believes in good faith after reasonable inquiry were signed by an authorized officer of Littlejohn. In the absence of receipt of such written instructions as to how such Voting Securities should be voted with respect to a particular meeting, Quilvest shall refrain from voting such Voting Securities on such particular matter. Notwithstanding anything to the contrary, Littlejohn shall be entitled to exercise the voting rights attributable to such Voting Securities at any time pursuant to the Irrevocable Proxy without notice to Quilvest. Nothing contained in this Section 2.1 shall require Quilvest, or shall permit Littlejohn through the exercise of the Irrevocable Proxy, to vote the Voting Securities beneficially owned by Quilvest, in the case of the election of members of the board of directors of the Company ("Board"), in contravention of the provisions of Section 6 hereof or in contravention of
Section 16 hereof.

          2.2. Irrevocable Proxy. Contemporaneously with the execution of this
               -----------------
Agreement: (a) Quilvest shall deliver to Littlejohn a proxy in the form attached hereto as Exhibit C, which shall become effective as of the Effective Time and shall be irrevocable to the fullest extent permitted by law (the "Irrevocable Proxy"), with respect to all Voting Securities owned of record by it as of the Effective Date; (b) Quilvest shall cause to be delivered to Littlejohn additional Irrevocable Proxies executed on behalf of each record owner of any Voting Securities owned beneficially (but not owned of record) by it; and (c) any and all existing irrevocable proxies delivered to Littlejohn pursuant to the Original Shareholders Agreement shall be terminated and have no further force or effect. From time to time after the date of this Agreement: (i) if Quilvest shall become the record owner of additional Voting Securities, it shall immediately deliver to Littlejohn an Irrevocable Proxy with respect to such additional Voting Securities; and (ii) if Quilvest shall become the beneficial owner (but not the record owner) of additional Voting Securities, it shall immediately cause to be delivered to Littlejohn an Irrevocable Proxy with respect to such additional Voting Securities from the record holder of such additional Voting Securities.

          2.3. Written Consents. The provisions of this Section 2 shall be
               ----------------
equally applicable to any action taken or proposed to be taken by the Company's stockholders without a meeting, including any such action taken or proposed to be taken by written consent pursuant to Section 228 of the DGCL.

          2.4. General. Quilvest hereby confirms each and every action to be
               -------
taken by Littlejohn pursuant to the Irrevocable Proxy (so long as such action was taken when the Irrevocable Proxy was in effect and was taken in accordance with the last sentence of Section 2.1) as if it were its own and waives any right to make any claim against Littlejohn that may arise, directly or indirectly, as a result of Littlejohn's voting of any of the Voting Securities pursuant to the Irrevocable Proxy.

          2.5. Indemnity. Quilvest hereby agrees to defend, indemnify and hold
               ---------
Littlejohn harmless from and against any Losses and Investigatory and Defense Costs (as defined in the Purchase Agreement) that Littlejohn may sustain, suffer or incur, directly or indirectly, as a result of a breach by Quilvest of any of its representations, warranties, covenants or agreements contained in this Agreement. Littlejohn hereby agrees to defend, indemnify and hold Quilvest harmless from and against any Losses and Investigatory and Defense Costs (as defined in the Purchase Agreement) that Quilvest may sustain, suffer or incur, directly or indirectly, as a result of a breach by Littlejohn of any of its representations, warranties, covenants or agreement contained in this Agreement.

     3.   Transfers of Securities. After the Effective Time:
          -----------------------

          3.1. Except as expressly permitted by the terms of this Agreement, Quilvest hereby agrees that it shall not Transfer, or permit the Transfer of, all or any of the Securities beneficially owned by it. Littlejohn agrees that it will not Transfer any Securities if such Transfer is prohibited by the terms and conditions of this Agreement. As a condition to any Transfer to an Affiliate of Littlejohn, such Affiliate of Littlejohn shall execute a counterpart agreeing to be bound by the terms and conditions of this Agreement to the same extent as its transferor. No Transfer shall be effective and the Company shall not, and shall not be compelled to, recognize any Transfer or record any Transfer on its books if such Transfer is prohibited by this Agreement, or issue any certificate representing any Securities to any Person who has received such Securities in a Transfer made in contravention of the terms of this Agreement, and only if such Person has delivered to the Company and Littlejohn an executed counterpart where one is required to be delivered hereunder.

          3.2. Quilvest shall be permitted to transfer to any of its Affiliates Securities beneficially owned by Quilvest, provided that, in any such case, any such Affiliate shall, as a condition to such Transfer, execute a counterpart, and deliver such counterpart to the Company and Littlejohn, providing that such Affiliate shall be bound by the terms and provisions of this Agreement to the same extent as Quilvest was bound.

          3.3. In the case of a proposed Transfer of Securities by Quilvest to someone other than one of its Affiliates (other than pursuant to Section 4 or 5 of this

Agreement), Quilvest shall provide Littlejohn with written notice at least 20 days prior to the anticipated Transfer. Such notice shall contain (a) the identity of the proposed transferor and (b) the proposed number of Securities to be Transferred. Within 15 days of receipt of written notice of a proposed Transfer, Littlejohn shall provide either (i) written consent to the proposed Transfer, which consent may be denied for any reason or for no reason, and which may be given or denied in Littlejohn's sole and absolute discretion, (ii) written notice specifying an alternate number of shares to be transferred to which it would be prepared to provide consent, or (iii) written notice to Quilvest of Littlejohn's decision not to consent to the proposed Transfer. If Littlejohn shall fail to respond, it shall be deemed not to have consented to such Transfer. Quilvest shall provide Littlejohn with such other information as Littlejohn shall reasonably request, including the terms and conditions of the Transfer and information concerning the proposed transferee. Upon receipt of the written consent of Littlejohn, if at all, Quilvest may consummate the proposed Transfer. Quilvest may also consummate a Transfer of the number of Securities set forth in the alternate proposal of Littlejohn, provided, however, that Quilvest shall notify Littlejohn of its decision to accept the Littlejohn alternate proposed number of Securities to be Transferred not less than 10 days after receipt of the same from Littlejohn, if at all.

          3.4. The provisions of Sections 3.1 and 3.3 hereof, shall not apply to sales of Securities by Quilvest pursuant to Rule 144 promulgated under the Securities Act ("Rule 144").

          3.5. The parties agree that the transfer restrictions set forth in this Section 3 are not manifestly unreasonable.

     4.   Participation Rights.
          --------------------

          4.1. If at any time after the Effective Time Littlejohn or an Affiliate of Littlejohn (for purposes of this section, a "Selling Stockholder") proposes to sell a portion of the Securities beneficially owned by it ("Offered Securities"), whether or not the transaction is exempt from the registration requirements of the Securities Act but excluding sales under Rule 144, to a proposed transferee which is not an Affiliate of Littlejohn (the "Purchaser"), it shall give written notice ("Participation Notice") to Quilvest hereunder and comply with this Section 4 before making such sale. The Participation Notice shall identify the third party purchaser (if the transaction is a private sale) and the material terms (including the proposed closing date) of the proposed sale of the Offered Securities (the "Third Party Offer Terms").

          4.2. Quilvest may elect to participate in the Selling Stockholder's sale of Offered Securities to the Purchaser in accordance with this Section 4.

          4.3. For a period of 15 days after receipt of the Participation Notice (the "Option Period"), Quilvest shall have the right ("Participation Right") to Transfer to the Purchaser, on the same terms and conditions as the Selling Stockholder, part or all of the Offered Securities to be sold to the Purchaser, as determined pursuant to Section 4.5 below.

          4.4. The Participation Right shall be exercised, if at all, by Quilvest giving written notice of exercise of the Participation Right, including the number of Securities it desires to sell, to the Selling Stockholder before the expiration of the Option Period.

          4.5. The number of Offered Securities to be sold by the Stockholders in a transaction governed by this Section 4 shall be allocated between Littlejohn and its Affiliates, on the one hand, and Quilvest, and its permitted transferees who are party to this Agreement, on the other hand, such that Littlejohn and its Affiliates will be permitted to sell up to Littlejohn's Applicable Percentage of the Offered Securities, allocated among them as they shall so determine, and Quilvest, and its permitted transferees who are party to this Agreement will be permitted to sell up to Quilvest's Applicable Percentage of the Offered Securities, allocated among them as they shall so determine.

          4.6. Notwithstanding anything to the contrary contained in this Section 4, any sale of Securities in connection with an effective registration statement, or pursuant to the provisions of Rule 144 of the Securities Act (if the Company becomes a reporting company under Section 12(g) or 15(d) of the Exchange Act), shall not be restricted by Section 3, 4 or 5 of this Agreement.

     5.   Joinder Requirements.
          --------------------

          5.1. If at any time after the Effective Time Littlejohn or its Affiliates (for purposes of this section, the "Initiating Holder") proposes to sell at least 90% of the Securities beneficially owned by it to a prospective purchaser which is not an Affiliate of Littlejohn, and the purchaser of such Securities requires as a condition of the sale that it acquire the same percentage of the Securities beneficially owned by Quilvest and its permitted transferees who are party to this Agreement, then Quilvest and its permitted transferees who are party to this Agreement, shall be required to sell the same percentage of its respective Securities to the purchaser as Littlejohn and its Affiliates, in the aggregate, are selling to the purchaser on terms providing Quilvest and its permitted transferees who are party to this Agreement, with substantially the same economic benefit as was provided to the Initiating Holder, after taking into consideration the relative rights, preferences and privileges of the various Securities to be purchased and sold, and otherwise on the same terms and conditions as those offered to the Initiating Holder. Quilvest agrees to execute an irrevocable proxy in favor of the purchaser under this Section 5 if the purchaser so requires it in order to retain voting control of the Company, which irrevocable proxy shall be in substantially the form of Exhibit C attached hereto.

          5.2. Any sale of Securities pursuant to this Section 5 shall not be subject to the provisions of Sections 3 and 4 of this Agreement. Nothing contained in this Section 5 shall apply to sales made pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement.

     6.   Composition, Nomination and Election of Board. After the Effective
          ---------------------------------------------
Time:

          6.1. Number of Directors. The Board shall at all times have between
               -------------------
five and nine directors. At the Effective Time, the Board shall have eight directors.

          6.2. Nomination and Election of Board Members. Commencing with the
               ----------------------------------------
Effective Time, Quilvest shall have the right to nominate two persons to stand for election to serve as directors, at least one of whom shall not be an Affiliate or Associate (as defined for purposes of the Securities Act or the DGCL) of Quilvest, the Chief Executive Officer of the Company shall be nominated to stand for election to serve as a director, and Littlejohn shall have the right to nominate all remaining persons to stand for election to serve as directors, at least one of whom shall not be an Affiliate or Associate (as defined for purposes of the Securities Act or the DGCL) of Littlejohn. Each of the Stockholders shall vote their Voting Securities in favor of the eight persons nominated as provided above in this Section 6.2. If there shall occur a vacancy for any reason, whether by resignation, removal or otherwise, in the position of any director who was nominated by a particular Stockholder pursuant to this Agreement, then the Stockholder who originally had the right to nominate such director, shall be entitled to nominate such director's successor, and the Stockholders shall promptly take such action, including causing such Stockholder's nominee(s) for director(s), if any, to take such action, so as to cause the successor director to be duly and properly elected or appointed. No Stockholder shall take any action, or permit any director nominated by it to take any action, to remove a director which was nominated by another Stockholder without the consent of such other Stockholder. Any person nominated to serve as a director by a Stockholder may be removed from such position, with or without cause, only by the Stockholder nominating such director, and the other Stockholders shall promptly take such action, including causing such Stockholder's nominee(s) for director(s), if any, to take such action, as may be requested by the Stockholder who nominated the director sought to be removed, to duly and properly effect the removal of such director from such position.

          6.3. Minimum Ownership. Notwithstanding the foregoing, the provisions
               -----------------
of Section 6.2 shall remain in full force and effect (i) in the case of Littlejohn, so long as it beneficially owns at least 25% of the Common Stock then outstanding on a fully-diluted basis, and (ii) in the case of Quilvest, so long as it beneficially owns at least 5% of the Common Stock then outstanding on a fully-diluted basis and Littlejohn beneficially owns at least 25% of the Common Stock then outstanding on a fully-diluted basis. After such time, if any, that either Littlejohn or Quilvest shall no longer be entitled to nominate persons to stand for election to serve as a director in accordance with clause
(i) or clause (ii) above, upon the expiration of the term, resignation or removal of any director nominated by such Shareholder which is no longer entitled to nominate persons to stand for election to serve as a director, the successor to such director(s) shall be designated or nominated in accordance with the requirements of the DGCL and the rules and regulations of the Commission, if applicable, and the principal national securities exchange or trading market on which shares of the Common Stock are then listed, if any.

          6.4. Contrary Proposals. Each Stockholder shall vote its Voting
               ------------------
Securities against any proposal brought before the Stockholders, including a proposal to amend the Company's Certificate of Incorporation or Bylaws, which, if adopted, would frustrate the provisions of this Section 6.

     7.   Stock Splits. If there shall be any change in the Securities of the
          ------------
Company as a result of any merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination, exchange or otherwise, the provisions of this Agreement shall apply with equal force to additional and/or substitute Securities, if any, received by each Stockholder in exchange for or by virtue of its ownership of Securities.

     8.   Representations and Warranties of Littlejohn. Littlejohn represents
          --------------------------------------------
and warrants to Quilvest as follows:

          8.1. Ownership of Shares. The Newco Common Stock and the Preferred
               -------------------
Stock listed by its name on Schedule 1 are all of the securities of Newco and the Company, respectively, which are beneficially owned by Littlejohn. Littlejohn has with respect to the Securities listed by its name on Schedule 1, good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable federal and state securities laws).

          8.2. Power; Non-Contravention; Binding Agreement. Littlejohn has the
               -------------------------------------------
full power and authority to enter into this Agreement and perform all of its obligations herewith. Neither the execution, delivery nor performance of this Agreement by Littlejohn will violate its charter, bylaws or other organizational or constitutive documents, or any other agreement, contract or arrangement to which it is a party or is bound, including any voting agreement, stockholders agreement or voting trust. This Agreement has been duly executed and delivered by Littlejohn and constitutes a legal, valid and binding agreement of Littlejohn, enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Littlejohn of the transactions contemplated hereby will (a) require any consent or approval of or filing with any governmental or other regulatory body, other than filings required under the federal or state securities laws, or (b) constitute a violation of, conflict with or constitute a default under (i) any law, rule or regulation applicable to Littlejohn, or (ii) any order, judgment or decree to which Littlejohn is bound.

          8.3. Finder's Fees. No person is, or will be, entitled to any
               -------------
commission or finder's fees from Littlejohn in connection with this Agreement or the transactions contemplated hereby.

     9.   Representations and Warranties of Quilvest. Quilvest represents and
          ------------------------------------------
warrants to Littlejohn as follows:

          9.1.  Ownership of Securities. The Newco Common Stock and the
                -----------------------
Securities listed by its name on Schedule 1 are all of the Securities which are beneficially owned by Quilvest as of the date hereof. Quilvest does not have any rights to acquire any additional Securities other than pursuant to the Warrants it beneficially owns. Quilvest has with respect to the Securities listed by its name on Schedule 1 good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind (other than the encumbrances created by the Original Shareholders Agreement and this Agreement and other than restrictions on transfer under applicable federal and state securities laws).

          9.2.  Power; Non-Contravention; Binding Agreement. Quilvest has the
                -------------------------------------------
full, right, power and authority to enter into this Agreement and perform all of its obligations hereunder. Neither the execution, delivery nor performance of this Agreement by Quilvest will violate its charter, bylaws or other organizational or constitutive documents or any other agreement, contract or arrangement to which it is a party or is bound, including any voting agreement, stockholders agreement or voting trust. This Agreement has been duly executed and delivered by Quilvest and constitutes a legal, valid and binding agreement of Quilvest, enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by Quilvest of the transactions contemplated hereby will (a) require any consent or approval of or filing with any governmental or other regulatory body, other than filings required under the federal or state securities laws, or (b) constitute a violation of, conflict with or constitute a default under (i) any law, rule or regulation applicable to Quilvest, or (ii) any order, judgment or decree to which Quilvest is bound.

          9.3.  Finder's Fees. No person is, or will be, entitled to any
                -------------
commission or finder's fees from Quilvest in connection with this Agreement or the transactions contemplated hereby.

     10.  Representations and Warranties of Newco. Newco represents and warrants
          ---------------------------------------
to each Stockholder as follows:

          10.1. Power Authority; Non-Contravention; Binding Agreement. Newco has
                -----------------------------------------------------
full right, power and authority to enter into and perform all of its obligations under this Agreement. Neither the execution, delivery nor performance of this Agreement by Newco will violate the charter, bylaws or other organizational or constitutive documents of Newco, or any other agreement, contract or arrangement to which Newco is a party or is bound. This Agreement has been duly executed and delivered by Newco and constitutes a legal, valid and binding agreement of Newco, enforceable in accordance with its terms. Neither the execution of this Agreement nor the consummation by Newco of the transactions contemplated hereby will

(a) require any consent or approval of or filing with any governmental or other regulatory body other than filings required under federal or state securities laws, or (b) constitute a violation of, conflict with or constitute a default under (i) any law, rule or regulation applicable to Newco, or (ii) any order, judgment or decree to which Newco is bound.

         10.2.  Finder's Fees. No person is, or will be, entitled to any
                -------------
commission or finder's fee from Newco in connection with this Agreement or the transactions contemplated hereby.

         11.    Termination; Securities Free from Agreement.
                -------------------------------------------

                11.1. This Agreement (other than Sections 2.4, 12 and 18 through 30 which shall survive any termination of this Agreement), shall terminate on the earliest of (i) 10 years from the date hereof, (ii) the mutual agreement of the Stockholders which beneficially own a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock or upon the exercise of the Warrants, in each case which are subject to this Agreement,
(iii) the sale of 90% or more of the Securities described in clause (ii) to a Person which is not an Affiliate of Littlejohn or a permitted transferee of Quilvest who becomes party to this Agreement and (iv) the termination of the Merger Agreement in accordance with its terms as in effect from time to time.

                11.2. Securities which are sold by a Stockholder pursuant to and in accordance with the provisions of Rule 144 or Section 4 or Section 5 hereof shall be deemed sold, upon the consummation of such sale in accordance therewith, free and clear of this Agreement and the Irrevocable Proxy granted to Littlejohn.

         12.    Expenses. Except as provided in Section 28, each party hereto
                --------
will pay all of its expenses in connection with Merger and the other the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its counsel and other advisors; provided, however, if the Merger is consummated, all such expenses shall be paid by Newco. Newco agrees that if the Merger is consummated, it will pay to Quilvest the full amount of the Merger Consideration (as defined in the Merger Agreement), without deduction or offset whatsoever (including with respect to taxes), which may become due and owing to Quilvest in connection with the cancellation of the Common Stock pursuant to the Merger Agreement, and Newco hereby releases and forever discharges Quilvest from and against any claims which it may have against Quilvest or its successors and assigns with respect to any taxes which may be required to be paid by or with respect to Quilvest in connection with its receipt of the Merger Consideration in connection with the cancellation of the Common Stock pursuant to the Merger Agreement.

         13.    Fees.
                ----

                13.1. Commencing August 31, 2001, the Company shall pay to Littlejohn & Co., LLC and Quilvest or its designees, pro rata based upon their respective Applicable Percentages, a management fee in such amount, not to exceed $500,000 for each annual period ended on August 31st, determined by Littlejohn and the Company (the "Management Fee"), payable on the last Business Day in February and August of each year, or on such dates as the parties shall otherwise agree. Notwithstanding the foregoing, the Management Fee shall not be paid (and shall not accrue) if at the time of the payment of the Management Fee, the Company would not be in violation of the financial covenants contained in the Loan and Security Agreement dated as of February 17, 2000, between the Company, Fleet Capital Corporation, as agent, and the lenders named therein, as amended from time to time the ("Credit Agreement").

                13.2. Until such time as the Credit Agreement is amended to increase the amount of Guaranteed Out-of-Formula Loans (as defined in the Credit Agreement) from the current $5.0 million level and Littlejohn amends its existing Guaranty (as defined in the Credit Agreement) to guarantee 80% of the Guaranteed Out-of-Formula Loans and Quilvest enters into a new guaranty pursuant to which it guarantees to Agent for the benefit of the Lenders (both as defined in the Credit Agreement) 20% of such loans (the "Guaranty Amendment Date"), the provisions of Section 13(b) of the Original Shareholders Agreement shall continue to apply. After the Guaranty Amendment Date, to compensate Littlejohn and Quilvest for their guaranties with respect to any Out-of-Formula Loans under the Credit Agreement, the Company agrees to pay to Quilvest and Littlejohn a fee (the "Overadvance Fee") calculated at a rate of 8% per annum of the actual amount of such Out-of-Formula Loans outstanding from time to time which Littlejohn and Quilvest are then guarantying. The Overadvance Fee shall be paid 80% to Littlejohn and 20% to Quilvest and shall be payable quarterly in arrears commencing three months after the Guaranty Amendment Date and only with respect to such days in which there are outstanding Out-of-Formula Loans. Notwithstanding the foregoing, the Company shall not be required to pay an Overadvance Fee to the extent that, at the time of or after giving effect to the payment thereof, the Company is, or would be in violation of the financial covenants contained in the Credit Agreement, in which case any such Overadvance Fee would accrue and be payable as soon as possible thereafter.

         14.    Certain Covenants.
                ------------------

                14.1. Except in accordance with the provisions of this Agreement, Quilvest agrees not to, directly or indirectly grant any proxies, deposit any Securities into a voting trust or enter into a voting agreement with respect to any Securities.

                14.2. Each Stockholder agrees, while this Agreement is in effect and to the extent disclosure would be required under the Exchange Act, to notify the Company, as soon as practicable, of the number of any Voting Securities, beneficial ownership of which is acquired by such Stockholder after the date hereof, and to prepare and file with the Commission an amendment to its
Schedule 13D, as and when required to be filed, which amendment shall comply as to form in all material respects with the applicable provisions of the Exchange Act. Such Stockholder represents and warrants that any such Schedule 13D amendment, at the time it is filed with the Commission, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, no representation or warranty is deemed made by such Stockholder with respect to information supplied by any other Stockholder for use in preparing the Schedule 13D or any such Schedule 13D amendment. Such Stockholder will provide the other Stockholders who are members of the "group" (within the meaning of the Exchange
Act) filing such Schedule 13D with a reasonable opportunity to review and comment on any proposed Schedule 13D amendment prior to filing such with the Commission (subject to any requirements of law to file promptly), will provide such other Stockholders with a copy of all such filings made with the Commission and will notify such other Stockholders as promptly as practicable after the receipt of any comments or any request for additional information from the Commission or its staff and, upon request of any such other Stockholder, will supply each of them and their legal counsel with copies of all correspondence between it or any of its representatives, on the one hand, and the Commission, its staff or any state securities administrators, on the other hand.

                14.3. In the event the Company determines to raise additional monies after the Effective Time through the sale of additional Securities and Littlejohn is afforded the opportunity to purchase from the Company such additional Securities then, from time to time after the date hereof, subject to applicable law, Littlejohn shall permit Quilvest to purchase from the Company such additional securities offered for sale to Littlejohn in proportion with Littlejohn pro rata based upon their respective Applicable Percentages.

         15.  Financial Reports and Information. If the Company is not required
              ---------------------------------
to file periodic reports under Section 12(g) or 15(d) of the Exchange Act, it will furnish to each Stockholder financial statements (including accompanying notes) similar in form and substance to those which would be required to be filed by it in any annual or quarterly report filed under the Exchange Act if the Company were subject to such Exchange Act. Such reports will be furnished within 45 days after the end of the first, second and third fiscal quarters of each year, and within 90 days after the end of each fiscal year.

        16.   Transaction with Affiliates. The Company hereby agrees that it
              ---------------------------
shall not enter into any transaction with an Affiliate except upon fair and reasonable terms that are no less favorable to it than it reasonably believes it could obtain in a comparable arm's length transaction with a Person not its Affiliate.

         17.  Legend and Stop Transfer Instructions. Immediately after the
              -------------------------------------
execution of this Agreement (and from time to time prior to the termination of this Agreement), each Stockholder, if the particular restriction is applicable to it, shall request the Company and Newco to provide that each certificate representing Securities or Newco Common Stock beneficially owned by it will bear a legend in substantially the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE (I) MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE STOCKHOLDERS AGREEMENT, AND (II) ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE STOCKHOLDERS AGREEMENT DATED AS OF MARCH 6, 2001, AND THE IRREVOCABLE PROXY REFERRED TO THEREIN, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME, AND COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

Immediately after the execution of this Agreement (and from time to time prior to the termination of this Agreement), each Stockholder shall request the Company to require that the transfer agent for its Securities shall make a notation in its records prohibiting the transfer of any of the Securities owned of record by such Stockholder, except in accordance with the terms and conditions of this Agreement. Each Stockholder agrees to surrender to the Company each certificate representing Securities in order to effectuate the provisions of this Section 17.

         18.    Survival of Representations and Warranties. Except as expressly
                ------------------------------------------
set forth herein, the representations, warranties, covenants and agreements made by the Stockholders or Newco in this Agreement shall survive the date hereof and the Effective Time.

         19.    Notices. All notices or other communications required or
                -------
permitted hereunder shall be in writing, shall be given by hand delivery, U.S. Express Mail (return receipt requested), overnight courier guaranteeing next business day delivery, or facsimile, and shall be deemed duly given when received, addressed as follows:

          If to Newco (after the Effective Time), to:

               c/o Pameco Corporation
               651 Corporate Circle
               Suite 200
               Golden, Colorado 80401
               Attention: President and Chief Executive Officer
               Facsimile: 303-568-1232
               Telephone  303-568-1260

               with a copy to:

               Powell, Goldstein, Frazer & Murphy LLP
               191 Peachtree Street, N.E.
               16th Floor
               Atlanta, GA 30303
               Attention: G. William Speer, Esq.
               Facsimile: 404-572-6999
               Telephone: 404-572-6722

       If to Newco (prior to the Effective Time) or Littlejohn, to:

               c/o Littlejohn & Co., LLC
               115 East Putnam Avenue
               Greenwich, CT  06830
               Attention: Mr. Angus C. Littlejohn, Jr.
               Facsimile: 203-861-4009
               Telephone: 203-861-4005
               with a copy to:

               Pepper Hamilton LLP
               3000 Two Logan Square
               Eighteenth and Arch Streets
               Philadelphia, PA  19103-2799
               Attention: James D. Epstein, Esq. or
                            Elam M. Hitchner, III, Esq.
               Facsimile: 215-981-4750
               Telephone: 215-981-4000

      If to Quilvest to:

               c/o Three Cities Research, Inc.
               650 Madison Avenue
               New York, NY 10022
               Attention: Mr. Willem F. P. de Vogel
               Facsimile: 212-980-1142
               Telephone: 212-605-3213

               with a copy to:

               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, NY 10019-6046
               Attention: Michele R. Jenkinson, Esq.
               Facsimile: 212-373-2004
               Telephone: 212-373-3101

         20.  Entire Agreement; Amendment. This Agreement, together with the
              ---------------------------
documents expressly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter (including any agreements between Quilvest and the Company regarding stockholder rights); provided, however, that, until the
                                       --------  -------
Effective Time, the Original Shareholders Agreement will remain in full force and effect. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by the party against whom such modification, amendment, alteration or supplement is sought to be enforced.

         21.  Successors and Assigns. This Agreement shall be binding upon and
              ----------------------
inure to the benefit of the parties hereto and their respective successors (including the Company), and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

         22.  Governing Law; Consent to Jurisdiction. This Agreement shall be
              --------------------------------------
construed and enforced in accordance with the laws of the State of Delaware without regard to the application of the principles of conflicts or choice of laws. Each party hereto submits to the jurisdiction of the courts of the State of Delaware in New Castle County and to the jurisdiction of the United States District Court for the District of Delaware, and hereby agrees that service of process may be effected in accordance with the delivery methods described in
Section 19 hereof.

         23.  Injunctive Relief. The parties agree that in the event of a breach
              -----------------
of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to obtain in any court of competent jurisdiction a decree of specific performance or to enjoin the continuing breach of such provision, in each case without the requirement that a bond be posted, as well as to obtain damages for breach of this Agreement. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

         24.  Counterparts; Facsimile Signatures. This Agreement may be executed
              ----------------------------------
in any number of counterparts (including by facsimile signature), each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

         25.  Severability. Any term or provision of this Agreement which is
              ------------
invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         26.  Further Assurances. Each party hereto shall execute and deliver
              ------------------
such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

         27.  No Third Party Beneficiaries; No Partnership or Fiduciary
              ---------------------------------------------------------
Relationship. Nothing in this Agreement, expressed or implied, shall be
------------
construed to give any person, other than a party hereto, any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein. Nothing in this Agreement shall create, or is intended to create, a fiduciary relationship between Quilvest and Littlejohn or a partnership or similar relationship between Quilvest and Littlejohn.

         28.  Legal Expenses. In the event any legal proceeding is commenced by
              --------------
any party to this Agreement to enforce, or recover damages for any breach of, the provisions hereof, the prevailing party in such legal proceeding shall be entitled to recover in such legal proceeding from the losing party such prevailing party's costs and expenses incurred in connection with such legal proceedings, including reasonable attorneys fees and disbursements.

         29.  Interpretation. Unless the context of this Agreement otherwise
              --------------
requires, (i) words of any gender include each gender and the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the term "Section" refers to the specified Section of this Agreement; and (v) the term "including" or similar words shall be construed as to refer to such matter without limitation thereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         30.  Effectiveness; and Termination of Prior Agreements. This Agreement
              --------------------------------------------------
shall become effective as of the date hereof and, as of the Effective Time, this Agreement shall supersede and replace, in its entirety, the Original Shareholders Agreement (which Littlejohn and Quilvest hereby agree shall terminate pursuant to Section 11 thereof) except that the representations and warranties of Quilvest contained in Section 9.4 of the Original Shareholders Agreement shall survive the Effective Time. As of the Effective Time, Willem F.P. de Vogel, individually, shall have no further right or obligation under the Original Shareholders Agreement, except to the extent a right or obligation referred to therein expressly by its terms survives the termination of the Original Shareholders Agreement. As of the Effective Time, the Registration Rights Agreement dated as of February 18, 2000 shall be of no further force or effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.


                                       PAMECO ACQUISITION, INC.



                                       By: /s/ Angus C. Littlejohn, Jr.
                                          -----------------------------
                                       Name:  Angus C. Littlejohn, Jr.
                                       Title: President

                                       LITTLEJOHN FUND II, L.P.

                                       By:  Littlejohn Associates II, L.L.C.
                                              its General Partner



                                            By: /s/ Angus C. Littlejohn, Jr.
                                               ----------------------------
                                            Name:  Angus C. Littlejohn, Jr.
                                            Title: Manager


                                       QUILVEST AMERICAN EQUITY LTD.



                                       By: /s/ Willem F.P. de Vogel
                                           ----------------------------
                                       Name:  Willem F.P. de Vogel
                                       Title: Attorney-in-Fact

     The undersigned, Willem F.P. de Vogel, hereby executes this Agreement in his individual capacity solely to confirm his agreement that upon the Effective Time, the Original Shareholders Agreement shall automatically terminate and be of no further force or effect, and that he shall have no rights under or obligations under the Original Shareholders Agreement, except to the extent a right or obligation referred to therein expressly by its terms survives the termination of the Original Shareholders Agreement.

                                        /s/  Willem F.P. de Vogel
                                       _____________________________
                                       Willem F.P. de Vogel

                                  Appendix A
                                  ----------

          As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" of a Person shall mean any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning 10% or more of the voting securities of another Person shall be deemed to control that Person. Notwithstanding anything to the contrary in the foregoing definition, for the purposes of this Agreement, neither Littlejohn, Quilvest, nor the directors of the Company or Newco acting in their capacities as such, shall be considered an "Affiliate" of the Company or Newco, as applicable.

          "Applicable Percentage" means (a) in the case of Littlejohn, the ratio stated as a percentage that Littlejohn's Investment Amount bears to the Aggregate Investment, and (b) in the case of Quilvest, the ratio stated as a percentage that Quilvest's Investment Amount bears to of the Aggregate Investment.

          "Beneficial Owner" and "beneficial ownership" shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

          "Board" has the meaning set forth in Section 2.1 hereof.

          "Business Day" means any day other than a Saturday, Sunday, legal holiday, or other day on which banks in the State of Delaware are authorized to close.

          "Bylaws" means the Bylaws of the Company, as they may hereafter be amended or modified.

          "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as it may hereafter be amended or modified.

          "Commission" means the United States Securities and Exchange Commission, or any successor thereto.

          "Common Stock" means the Common Stock of the Company, par value $0.01 per share.

          "Company" has the meaning set forth in the preamble hereof prior to the Effective Time, and, after the Effective Time, means the surviving company of the Merger.

          "Credit Agreement" has the meaning set forth in Section 13.1 hereof.

          "DGCL" means the Delaware General Corporation Law.

          "Effective Time" has the meaning set forth in the preamble hereof.

          "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Governmental Body" means any government, or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

          "Initiating Holder" has the meaning set forth in Section 5.1 hereof.

          "Irrevocable Proxy" has the meaning set forth in Section 2.2 hereof.

          "Lenders" shall have the meaning set forth in the Credit Agreement.

          "Littlejohn" means Littlejohn Fund II, L.P., a Delaware limited partnership.

          "Management Fee" has the meaning set forth in Section 13.1 hereof.

          "Merger" has the meaning set forth in the preamble hereof.

          "Merger Agreement" has the meaning set forth in the preamble hereof.

          "Newco Board" has the meaning set forth in Section 1.2 hereof.

          "Newco Common Stock" means the Common Stock of Newco, par value $.01 per share.

          "Offered Securities" has the meaning set forth in Section 4.1 hereof.

          "Option Period" has the meaning set forth in Section 4.3 hereof.

          "Original Shareholders Agreement" has the meaning set forth in the preamble hereof.

          "Overadvance Fee" has the meaning set forth in Section 13.2 hereof.

          "Participation Notice" has the meaning set forth in Section 4.1 hereof.

          "Participation Right" has the meaning set forth in Section 4.3 hereof.

          "Person" means any individual, corporation, partnership, firm, joint venture, limited liability company or partnership, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "Preferred Stock" means any series of preferred stock, par value $1.00 per share, of the Company.

          "Purchase Agreement" means that certain Securities Purchase Agreement, dated as of February 18, 2000, by and among the Company, Quilvest and Littlejohn, as amended from time to time.

          "Purchaser" has the meaning set forth in Section 4.1 hereof.

          "Quilvest" means Quilvest American Equity Ltd., a British Virgin Islands company.

          "Registration Rights Agreement" means that certain registration rights agreement, dated February 18, 2000, among the Company, Littlejohn and Quilvest, as the same may be amended or modified from time to time.

          "Securities" means and include (a) all shares of the Common Stock and Preferred Stock, (b) all options, warrants or rights to acquire shares of Common Stock or Preferred Stock, (c) all securities which are convertible into or exchangeable or exercisable for, Common Stock or Preferred Stock, and (d) all other securities of the Company which may be issued in exchange for or in respect of shares of Common Stock or Preferred Stock (whether by way of stock split, stock dividend, combination, reclassification, reorganization or any other means).

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Selling Stockholder" has the meaning set forth in Section 4.1 hereof.

          "Series A Preferred Shares" means the Series A Cumulative Pay-in-Kind Preferred Stock, par value $1.00 per share, of the Company, as the same may be amended or modified from time to time.

          "Series B Preferred Shares" means the Series B Cumulative Pay-in-Kind Convertible Preferred Stock, par value $1.00 per share, of the Company, as the same may be amended or modified from time to time.

          "Series C Preferred Shares" means the Series C Cumulative Pay-in-Kind Convertible Preferred Stock, par value $1.00 per share, of the Company, as the same may be amended or modified from time to time.

          "Third Party Offer Terms" has the meaning set forth in Section 4.1 hereof.

          "Transfer" means any transfer of Securities, whether by sale, assignment, gift, will, devise, bequest, operation of the laws of descent and distribution, or in trust, pledge, hypothecation, mortgage, encumbrance or other disposition. The verb to "transfer" means to sell, assign, give, dispose, transfer (including by gift, will, devise, bequest, or operation of laws of descent and distribution, or in trust), pledge, hypothecate, mortgage, or encumber.

          "Voting Securities" has the meaning set forth in Section 2.1 hereof.

          "Warrants" means the warrants to purchase shares of Series A Cumulative Pay-in-Kind Preferred Stock of the Company as issued and sold to Littlejohn and Quilvest pursuant to that certain Securities Purchase Agreement, dated February 18, 2000, by and among Littlejohn, Quilvest and the Company.

                                   EXHIBIT C

                           FORM OF IRREVOCABLE PROXY

          The undersigned stockholder of Pameco Corporation, a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Littlejohn Fund II, L.P., a Delaware limited partnership ("Littlejohn"), the attorney and proxy of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to (i) the issued and outstanding shares of voting Securities of the Company, whether common stock, preferred stock or otherwise, owned of record by the undersigned as of the date of this proxy, which Securities are specified on the final page of this proxy and (ii) any and all other Securities of the Company as to which the undersigned may acquire record ownership after the date hereof (the Securities of the Company referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Subject Shares"). As of the Effective Time, all prior proxies given by the undersigned with respect to any of the Subject Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Subject Shares.

          This proxy is irrevocable, is coupled with an interest and is granted in connection with a Stockholders Agreement, dated as of the date hereof, between the Company (as the successor to Pameco Acquisition, Inc. by merger), Littlejohn and the undersigned (as hereafter amended from time to time, the "Stockholders Agreement"), and is granted in consideration of Littlejohn's participation, by way of its interest in Pameco Acquisition, Inc. in the Merger Agreement, dated as of March 6, 2001, between the Company and Pameco Acquisition, Inc.

                    (a) The attorney and proxy named above will be empowered, and may exercise this proxy, to vote the Subject Shares, at any time and from time to time, in its sole and absolute discretion (subject only to the terms and conditions of the Stockholders Agreement), at any meeting of the stockholders of the Company, however called, or in any written action by consent of stockholders of the Company, with respect to all matters brought before a vote of the stockholders, including a vote for the election of directors; provided, that nothing contained in this proxy shall permit Littlejohn to vote the Subject Shares in contravention of the provisions of the Stockholders Agreement.

          This proxy shall be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Subject Shares in accordance with the Stockholders Agreement).

          The undersigned hereby confirms each and every action to be taken by Littlejohn pursuant to this proxy as if it were its own and waives any right to make any claim against

Littlejohn that may arise, directly or indirectly, as a result of Littlejohn's voting of any of the Subject Shares by virtue of this proxy.

          Any term or provision of this proxy which is invalid or unenforceable, in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this proxy or affecting the validity or enforceability of any of the terms or provisions of this proxy in any other jurisdiction. If any provision of this proxy is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          Notwithstanding anything to the contrary, this proxy shall become effective only as of, and subject to, the occurrence of the Effective Time, and shall terminate immediately upon the termination of the Stockholders Agreement pursuant to Section 11 thereof and shall terminate earlier as to particular Subject Shares to the extent set forth in Section 11 of the Stockholders Agreement.


Dated:  ____________, ____


Name:  _____________________


[By:  ___________________________]
[Name:]
[Title:]

Number of shares of Common Stock,
$.01 par value per share, of the Company owned of record as of the date of this proxy: ___________

Number of shares of Series A Cumulative
Pay-in-Kind Preferred Stock, $1.00 par value per share, of the Company owned of record as of the date of this proxy: ___________

Number of shares of Series B Cumulative
Pay-in-Kind Convertible Preferred Stock, $1.00 par value per share, of the Company owned of record as of the date of this proxy: ___________

Number of shares of Series C Cumulative
Pay-in-Kind Convertible Preferred Stock, $1.00 par value per share, of the Company owned of record as of the date of this proxy: ___________

Number of Warrants to purchase
Series A Cumulative Pay-in-Kind
Preferred Stock, $1.00 par value per
share, of the Company owned of
record as of the date of this
proxy: ________________________

                                   Schedule 1
                                   ----------

                            Ownership of Securities

  Name of Stockholder                 Number of      Number of       Number of       Number of         Number of
                                      Shares of      Shares of       Series A         Series B          Series C
                                    Newco Common      Common        Preferred        Preferred         Preferred       Number of
                                        Stock          Stock          Shares           Shares            Shares        Warrants
----------------------------------------------------------------------------------------------------------------------------------
Littlejohn Fund II, L.P.                  8             0            112,000           52,500             50,000        112,000
----------------------------------------------------------------------------------------------------------------------------------
Quilvest American Equity Ltd.             2          616,667          28,000           10,000             12,500         28,000
----------------------------------------------------------------------------------------------------------------------------------

                                      S-1